ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated March 11, 2015

ETRACS HOMX & HOML ETRACS is pleased to announce two new exchange-traded products: the ETRACS ISE Exclusively Homebuilders ETN (NYSE: HOMX) and the ETRACS Monthly Reset 2xLeveraged ISE Exclusively Homebuilders ETN (NYSE: HOML). HOMX and HOML are linked to the performance of the ISE Exclusively Homebuilders Total Return Index (the “Index”). ETN profiles Symbol: Exposure: Underlying Index: HOMX 1x Leverage ISE Homebuilders Total Return Index HOML 2x Leverage that is reset monthly ISE Homebuilders Total Return Index Offers Investors: •Exposure to an index that is made up of exclusively homebuilding companies. •Any cash dividends on the Index constituents are reinvested in the Index and reflected in the Index level. •HOMX provides 1x exposure to an index made up of exclusively homebuilding companies. •HOML provides 2x exposure to an index made up of exclusively homebuilding companies. About the ISE Exclusively Homebuilders Total Return Index The Index focuses solely on companies that engage in the development and construction of homes and communities. The Index is designed to provide direct exposure to homebuilders. The Index attempts to capture at least two-thirds of the homebuilders industry’s market capitalization. Due to the non-uniform weight distribution across entire industries, a “modified” market capitalization- weighted methodology is used to adjust the weighting of the index constituent securities. This modification prevents a few large index constituent securities from dominating the Index and distorting an Index return that is representative of an industry sector. It was created in June 7, 2005, and has no performance history prior to that date.

Top 10 Index Constituents

Name Ticker % Weight

LENNAR CORP LEN 10.64%

DR HORTON INC DHI 10.22%

TOLL BROTHERS INC TOL 8.64%

PULTEGROUP INC PHM 8.04%

MERITAGE HOMES CORP MTH 5.35%

STANDARD PACIFIC CORP SPF 5.08%

RYLAND GROUP INC/THE RYL 5.01%

WILLIAM LYON HOMES WLH 4.94%

TAYLOR MORRISON HOME GROUP TMHG 4.65%

TRI POINTE HOMES INC TPH 4.55%

Source: International Securities Exchange®, as of February 26, 2015. To find out more, click on the links below or email ETRACS with your questions. ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement, or product supplement and pricing supplement, for the ETRACS ETNs in which you are interested. Contact More information

Tel +1-877-387 2275 Email HOMX Factsheet HOMX Prospectus Supplement HOML Factsheet HOML Product Supplement HOML Pricing Supplement

Visit our website at www.etracs.com This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this material may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement, or product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. “ISE Exclusively Homebuilders™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE Exclusively Homebuilders™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and calculated by ISE without regard to UBS or the Securities. ISE has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities. ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS. If you do not want to receive such communications by email please click unsubscribe and we will continue to send communications by mail. If you would like to stop receiving all communications or have any requests please contact +1 -203 - 719 1157. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved. UBS Securities LLC, a subsidiary of UBS AG, 1285 Avenue of the Americas, New York, NY, 10019, United States. www.ubs.com/investmentbank